Exhibit 99.1

Elder-Beerman Announces Discussions

    DAYTON, Ohio--(BUSINESS WIRE)--May 16, 2003--The Elder-Beerman Stores Corp. (Nasdaq:EBSC) announced today that it has recently received unsolicited expressions of interest relating to the possible acquisition of the Company. After considering these expressions of interest, the Company entered into a letter agreement with one of the interested parties. Under this letter agreement, the Company and the interested party will discuss, on an exclusive basis for a limited period of time, the possible sale of the Company. The Company has retained RBC Capital Markets to advise it in this process. There can be no assurance that these discussions will result in any transaction involving the Company.
    The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 68 stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania. In November 2003, Elder-Beerman will expand operations to a ninth state with the opening of its Muscatine, Iowa store. For more information about the company see Elder-Beerman's web site at www.elder-beerman.com.
    This press release may contain "forward-looking statements," including predictions of future operating performance, events or developments such as future sales, profits, expenses, income and earnings per share. Words such as "expects," "anticipates," "intends," "plans," "believes," "hopes," and "estimates," and variations of such words and similar expressions, are intended to identify forward-looking statements.
    Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove inaccurate, there is no assurance that forward-looking statements will prove to be accurate. Many factors could materially affect actual future operations and results. Factors that could materially affect performance include the following: increasing price and product competition; fluctuations in consumer demand and confidence, especially in light of current economic conditions; the availability and mix of inventory; fluctuations in costs and expenses; consumer response to merchandising strategies, advertising, marketing and promotional programs; the timing and effectiveness of new store openings, particularly the new concept store opened in April 2003 (De Kalb, IL and the new store scheduled to open in November 2003 (Muscatine, IA; weather conditions that affect consumer traffic; the continued availability and terms of bank and lease financing and trade credit; the outcome of pending and future litigation; consumer energy costs, debt levels and paydown rates on consumer debts, including amounts owed to Elder-Beerman; the impact of new consumer bankruptcy laws; inflation, interest rates and the condition of the capital markets. National security threats and warnings in the wake of September 11, 2001 and continued U.S. involvement in Iraq could magnify some of those factors.
    Elder-Beerman undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: The Elder-Beerman Stores Corp.
             Edward Tomechko, 937/296-2683
             Gloria Siegler, 937/296-7339